Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP FOUR TIMES SQUARE NEW YORK 10036 -6522 ________________________ TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com April 23, 2013

FIRM/AFFILIATE

OFFICES

________________________

BOSTON

CHICAGO

HOUSTON

LOS ANGELES

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

________________________

BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MOSCOW

MUNICH

PARIS

SÃO PAULO

SHANGHAI

SINGAPORE

SYDNEY

TOKYO

TORONTO

VIENNA

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to Sprint Nextel Corporation (“Sprint”), a Kansas corporation, in connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated as of October 15, 2012, as amended from time to time, by and among SoftBank Corp., a Japanese kabushiki kaisha (“SoftBank”); Starburst I, Inc., a Delaware corporation and a direct wholly owned subsidiary of SoftBank (“HoldCo”); Starburst II, Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo (“New Sprint”); Starburst III, Inc., a Kansas corporation and a direct wholly owned subsidiary of New Sprint (“Merger Sub”); and Sprint, pursuant to which (i) Merger Sub will be merged with and into Sprint with Sprint as the surviving corporation and a wholly owned subsidiary of New Sprint, and each outstanding share of Series 1 common stock, $2.00 par value, of Sprint (“Sprint Common Stock”) will be converted into (a) cash in an amount equal to $7.30, (b) one share of common stock, par value $0.01 per share, of New Sprint (“New Sprint Common Stock”), or (c) a combination of cash and a fraction of a share of New Sprint Common Stock, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), and (ii) at the time as of which the Merger becomes effective (the “Effective Time”), SoftBank will cause HoldCo to contribute to New Sprint (the “Contribution”, and together with the Merger, the “Transactions”) not less than $17,040,000,000, of which amount $12,140,000,000 will be paid to Sprint’s stockholders subject to the terms and conditions set forth in the Merger Agreement and $4,900,000,000 will remain in the cash balances of New Sprint as of immediately following the Effective Time. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement. You have requested our opinion (the “Opinion”) regarding certain U.S. federal income tax consequences of the Transactions.

In preparing the Opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the proxy statement/prospectus (the “Proxy Statement/Prospectus”), which is included in the Registration Statement on Form S-4 of New Sprint filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Merger Agreement and the related agreements (collectively, the “Agreements”) filed as Exhibits to the Proxy Statement/Prospectus. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such copies. In addition, we have relied upon the accuracy and completeness of certain statements and representations made by Sprint, New Sprint and HoldCo, including representations set forth in letters dated as of the date hereof from an officer of each of Sprint, New Sprint and HoldCo (the “Representation Letters”), and we have assumed that the Representation Letters will be re-executed by appropriate officers and that we will render our opinion pursuant to Section 7.11 of the Merger Agreement, each at the Effective Time. For purposes of rendering our Opinion, we have assumed that such statements and representations are true, correct and complete without regard to any qualification as to knowledge or belief. Our Opinion assumes and is expressly conditioned on, among other things, the initial and continuing truth, accuracy and completeness of the facts, information, covenants and representations set forth in the documents referred to above (including, without limitation, the Merger Agreement) and the statements and representations made by Sprint, New Sprint and HoldCo, including those set forth in the Representation Letters. Our Opinion further assumes that the Merger Agreement has been executed in substantially the form reviewed by us, that the Transactions will be consummated in accordance with the terms of the Agreements, that the parties will act consistently with the Agreements and that the

Agreements incorporate all the agreements and understandings among the parties regarding the Transactions.

In rendering our Opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Treasury Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant. It should also be noted that such laws, Code, Treasury Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our advice is based could affect our conclusions herein. There can be no assurance, moreover, that our Opinion will be accepted by the Service or, if challenged, by a court. Except as set forth herein, we express no opinions or views regarding the U.S. federal income tax consequences of the Transactions.

Based upon and subject to the foregoing and all of the limitations, qualifications, exceptions and assumptions set forth herein and in the Proxy Statement/Prospectus under the heading “Material United States Federal Income Tax Consequences of the SoftBank Merger” (other than the assumption that the exchanges for New Sprint Common Stock that occur pursuant to the Merger will be treated as transfers governed by Section 351 of the Code), we are of the opinion that, for U.S. federal income tax purposes, the exchanges of (a) Sprint Common Stock for New Sprint Common Stock pursuant to Section 2.5 of the Merger Agreement and (b) the Contribution pursuant to Section 5.13(h) of the Merger Agreement, taken together, will constitute exchanges described in Section 351 of the Code, with the U.S. federal income tax consequences to holders of Sprint Common Stock as described under “Material United States Federal Income Tax Consequences of the SoftBank Merger”.

Except as expressly set forth above, we express no other opinion regarding the tax consequences of the Transactions. This Opinion has been prepared in connection with the Transactions and the Proxy Statement/Prospectus and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the use of our name under the caption “Material United States Federal Income Tax Consequences of the SoftBank Merger” in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement on Form S-4 of New Sprint filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

This Opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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